Investors Bancorp Announces Balance Sheet Restructuring
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Short Hills NJ, - December 8 2006 - Investors Bancorp announced today,  after an evaluation of its securities portfolio and the current interest rate environment that it sold approximately $191 million or 9% of its mortgage-backed securities portfolio at an after tax loss of approximately $2.4 million or 2 cents per share. The proceeds from the sale of these securities will be used to reduce wholesale borrowings.

The majority of the securities ($166 million) sold were classified as available-for-sale with the remaining securities ($25 million) being sold from the held-to-maturity portion of the portfolio. The securities sold from the held-to-maturity portfolio qualified to be sold under FAS 115 because more than 85% of the securities' original face amounts were paid down.

"This restructuring transaction, including the payoff of wholesale borrowings is consistent with our overall goal to transform the balance sheet to one which is more retail oriented," said Robert M. Cashill, Investors Savings Bank's President and CEO. "Given the level of interest rates and the continued flat to inverted yield curve environment, we felt this was a good time to execute this transaction."

This restructuring is expected to improve net interest income and net interest margin as a result of an improved yield on the securities portfolio and a reduction in high-cost, short-term borrowings. Based on our September 2006 quarter-end financial information, we expect the effect on book value to be a reduction of approximately 2 cents per share with a commensurate increase in annual EPS of approximately 1.5 cents. Net interest margin is expected to increase by approximately 10 basis points.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.